Exhibit 3(i)(a)

                                STATE OF ARIZONA
                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                       FRONTIER ADJUSTERS OF AMERICA, INC.

     Frontier   Adjusters  of  America,   Inc.,  an  Arizona   corporation  (the
"Corporation"), hereby adopts the following Articles of Amendment in accordance with Section 10-1003 of the Arizona Business Corporation Act.

     FIRST: The name of the Corporation is Frontier Adjusters of America, Inc.

     SECOND: The Articles of Incorporation of the Corporation are hereby amended and restated in their entirety to read as set forth on Exhibit A attached hereto.

     THIRD: The amendment does not provide for an exchange, reclassification or cancellation of issued shares.

     FOURTH: The foregoing amendment to the Articles of Incorporation of the Corporation was adopted by the board of directors of the Corporation as of the 2nd day of May, 2000.

     FIFTH: The foregoing amendment to the Articles of Incorporation was approved by the shareholders by written consent as of the 14th day of December, 2000. There is one voting group eligible to vote on the amendment. The designation, number of outstanding shares, and the number of votes entitled to be cast for and against the amendment were as follows:

                       OUTSTANDING    VOTES ENTITLED
     DESIGNATION          SHARES        TO BE CAST        FOR       AGAINST
     -----------          ------        ----------        ---       -------
     Common             8,957,660       8,957,660      6,242,949     61,381

The number of votes cast for approval of the amendment was sufficient for approval by the voting group.

     DATED this 14th day of December, 2000.


                                        FRONTIER ADJUSTERS OF AMERICA, INC.


                                        By:   /s/ Peter I. Cavallaro
                                              ----------------------------------
                                        Name: Peter I. Cavallaro
                                              ----------------------------------
                                        Its:  Secretary
                                              ----------------------------------
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                                    EXHIBIT A
                                       TO
                              ARTICLES OF AMENDMENT


                           AMENDED AND FIRST RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                       FRONTIER ADJUSTERS OF AMERICA, INC.

     These Amended and Restated Articles of Incorporation correctly set forth, without change, the Amended and Restated Articles adopted by the Board of Directors and Shareholders as of May 2, 2000, and December 14, 2000, respectively, and supersede the original Articles of Incorporation and all amendments to the original Articles of Incorporation.

     ARTICLE 1. The name of the corporation is FRONTIER ADJUSTERS OF AMERICA, INC., (the "Corporation").

     ARTICLE 2. The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Arizona Business Corporation Law, as it may be amended from time to time (the "Business Corporation Act").

     ARTICLE 3. The present character of business that the Corporation conducts in the State of Arizona is insurance adjusting, risk management, and other businesses through wholly-owned subsidiaries, and all manner of activity related thereto.

     ARTICLE 4. The authorized capital stock of the corporation shall be divided into 100,000,000 shares of preferred stock with a par value to be determined by the Board of Directors prior to the issuance of the stock, and 100,000,000 shares of common stock, par value $0.01 per share. Stock shall be issued when paid for in cash, past services, real property or personal property, and shall, when issued, be fully paid for and forever non-assessable. The judgment of the Board of Directors as to the value of any property or service rendered in exchange for stock shall be conclusive in the absence of actual fraud in the transaction.

     Each issued and outstanding share of common stock will entitle the holder thereof to one (1) vote on any matter submitted to a vote of or for consent of shareholders.

     The Board of Directors is authorized to provide from time to time for the issuance of shares of serial preferred stock in series and to fix from time to time before issuance the designation, preferences, privileges and voting powers of the shares of each series of serial preferred stock and the restrictions or qualifications thereof, including, without limiting the generality of the foregoing, the following:

     i. The serial designation and authorized number of shares;

     ii. The dividend rate, the date or dates on which such dividends will be payable, and the extent to which such dividends may be cumulative;
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     iii.  The amount or amounts to be  received  by the holders in the event of voluntary or involuntary dissolution or liquidation of the Corporation;

     iv. The price or prices at which shares may be redeemed and any terms, conditions and limitations upon such redemption;

     v. Any sinking fund provisions for redemption or purchase of shares of such series; and

     vi. The terms and conditions, if any, on which shares may be converted into shares of other capital stock, or of other series of serial preferred stock of the Corporation.

     Each series of serial preferred stock, in preference to the common stock, may be entitled to dividends, from funds or other assets legally available therefor, at such rates, payable at such times and cumulative to such extent as may be fixed by the Board of Directors pursuant to the authority herein conferred upon it. In the event of dissolution or liquidation of the Corporation, voluntary or involuntary, the holders of the serial preferred stock, in preference to the common stock, may be entitled to receive such amount or amounts as may be fixed by the Board of Directors pursuant to the authority herein conferred upon it. Each issued and outstanding share of serial preferred stock will entitle the holder thereof only to those votes, if any, which may expressly be fixed as hereinafter provided for the respective series thereof and to voting rights on certain matters, and in certain circumstances, as set forth in this Article.

     Preference stock of any series redeemed, converted, exchanged, purchased or otherwise acquired by the Corporation shall be cancelled by the Corporation and returned to the status of authorized but unissued preference stock unless otherwise provided herein or in resolutions of the board of directors duly filed with the Arizona Corporation Commission authorizing the issuance of the series.

     All shares of any series of serial preferred stock, as between themselves, shall rank equally and be identical; and all series of serial preferred stock, as between themselves shall rank equally and be identical except as set forth in resolutions of the board of directors duly filed with the Arizona Corporation Commission authorizing the issuance of the series.

     ARTICLE 5. The name and street address of the statutory agent of the Corporation are Corporation Service Company, 3636 North Central Avenue, Phoenix, Arizona 85012.

     ARTICLE 6. The board of directors consists of 9 members. The number of directors may be increased or decreased from time to time as set forth in the bylaws of the Corporation. The names and addresses of each of the persons who currently serve as the members of the board of directors are:

            Name                                Address
            ----                                -------
     Charles E. Becker        45 East Monterey Way, Phoenix, Arizona 85012
     Eric J. Carlstrom        45 East Monterey Way, Phoenix, Arizona 85012
     Peter I. Cavallaro       45 East Monterey Way, Phoenix, Arizona 85012

     John M. Davies           45 East Monterey Way, Phoenix, Arizona 85012
     Mark A. Freeman          45 East Monterey Way, Phoenix, Arizona 85012
     Jeffrey R. Harcourt      45 East Monterey Way, Phoenix, Arizona 85012
     Jeffrey C. Jordan        45 East Monterey Way, Phoenix, Arizona 85012
     Anthony J. Puglisi       45 East Monterey Way, Phoenix, Arizona 85012
     Kenneth A. Sexton        45 East Monterey Way, Phoenix, Arizona 85012

     ARTICLE 7. The personal liability of any director of the Corporation to the Corporation or its shareholders for money damages for any action or failure to take any action as a director is hereby eliminated to the fullest extent allowed by law.

     ARTICLE 8. The Corporation shall indemnify, and advance expenses to, to the fullest extent allowed by law, any person who incurs liability or expense by reason of such person acting as a director or officer of the Corporation. This indemnification with respect to directors and officers shall be mandatory, subject to the requirements of the Business Corporation Act, in all circumstances in which indemnification is permitted by the Business Corporation Act. In addition, the Corporation may, in its sole discretion, indemnify, and advance expenses to, to the fullest extent allowed by law, any person who incurs liability or expense by reason of such person acting as an employee or agent of the Corporation, except where indemnification is mandatory pursuant to the Business Corporation Act, in which case the Corporation shall indemnify to the fullest extent required by the Business Corporation Act.

     ARTICLE 9. Pursuant to Arizona Revised Statutes Sections 10-2721(A)(2) and 10-2743(A)(2) and pursuant to the approval of the shareholders of this Corporation, this Corporation shall be exempt from the provisions of A.R.S.
Section 10-2721 through 10-2743, concerning control share acquisitions (as defined in A.R.S. Section 10-2701(9) and business combinations (as defined in A.R.S. Section 10-2701(6)). This Article 9 shall not apply to any control share acquisition made on or before the effective date of the Articles of Amendment to this Corporation's Articles of Incorporation to incorporate this Article 9 herein, or to any business combination with an interested shareholder (as defined in A.R.S. Section 10-2701(10)) whose share acquisition date (as defined in A.R.S. Section 10-2701(14)) was on or before the effective date of the Articles of Amendment to this Corporation's Articles of Incorporation to incorporate this Article 9 herein.

     ARTICLE 10. Unless the bylaws of the Corporation provide otherwise and the statutory agent expressly consents thereto in writing, all records required pursuant to the Business Corporation Act to be kept by the Corporation or its agent shall be kept by the Corporation at the known place of business of the Corporation.

     ARTICLE 11. The Corporation shall have the right to pay dividends payable in shares of one class of stock to holders of shares of another class or series of stock of the Corporation, and no shareholder approval or ratification of any such dividend shall be required.

     ARTICLE 12. The street address of the known place of business for the Corporation is 45 East Monterey Way, Phoenix, Arizona 85012.

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